EXHIBIT 10.1

REVISED AND RESTATED LICENSE AGREEMENT

Between

ALTITUDE INTERNATIONAL INC.

and

SPORTING EDGE UK LTD., INC.

and

DAVID VINCENT

This Revised and Restated License Agreement (“Agreement”), effective as January 24, 2019 (the “Effective Date”), is entered into by and among Sporting Edge UK Ltd., Inc., a UK company located at Unit J, Loddon Business Centre, Roentgen Road, Basingstoke, RG24 8NG, UK (“Licensor”), David Vincent an individual and Managing Director of Licensor (“Vincent”), and Altitude International, Inc., a Wisconsin corporation and wholly-owned subsidiary of Altitude International, Inc., a New York corporation located at 515 E. Las Olas Blvd. #120, Ft. Lauderdale, FL 33301 (“Licensee”). This Agreement fully revises and replaces that certain License Agreement executed between the parties on May 18, 2017 (the “2017 License Agreement”).

WHEREAS, Licensor is the sole and exclusive owner of and has the right to license to Licensee the ability to manufacture, distribute and sell the Licensor’s full range of membrane- based systems for the production of reduced oxygen environments and associated services related to customized altitude chambers and to utilize all patents and trademarks held by the Licensor and/or Vincent, the Licensor’s principal) in the Territory (as defined below); and

WHEREAS, Licensee wishes to license the Manufacturing, Distribution and Sales Rights from Licensor, and Licensor is willing to grant to Licensee a license to the Manufacturing, Distribution and Sales Rights on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Action” has the meaning set forth in Section 11.1.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” shall mean any day of the year that is not a Saturday, Sunday or a day on which commercial banks in California are authorized or required by law to close.

“Confidential Information” means any information that is treated as confidential by either party, including trade secrets, technology, information pertaining to business operations and strategies, and information pertaining to customers, pricing and marketing, in each case to the extent it is: (a) if in tangible form, marked as confidential; or (b) otherwise, identified at the time of disclosure as confidential and confirmed in writing as such within two (2) days after disclosure. Without limiting the foregoing, Confidential Information of Licensee includes the terms and existence of this Agreement. Confidential Information does not include information that the Receiving Party can demonstrate by documentation: (w) was already known to the Receiving Party without restriction on use or disclosure prior to receipt of such information directly or indirectly from or on behalf of the Disclosing Party; (x) was or is independently developed by the Receiving Party without reference to or use of any of the Disclosing Party’s Confidential Information; (y) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party or any of its Representatives; or (z) was received by the Receiving Party from a Third Party who was not, at the time, under any obligation to the Disclosing Party or any other Person to maintain the confidentiality of such information.

“Manufacturing, Distribution and Sales Rights” means the manufacturing, distribution and sales of products using the technology developed by the Licensor rights as licensed pursuant to Section 2.

“Effective Date” has the meaning set forth in the preamble.

“Intellectual Property (IP) Rights” means the Intellectual Property used in conjunction with the Manufacturing, Distribution and Sales Rights, including any Improvements thereto and such intellectual property set forth on Schedule 1.

“Improvement” means (a) any new or modified manufacturing, distribution and sales rights that have the same function as any of the Manufacturing, Distribution and Sales Rights but (i) are better or more economical; (ii) are more marketable than the Manufacturing, Distribution and Sales Rights for any reason; or (b) any enhancement or modification to the Manufacturing, Distribution and Sales Rights and the underlying products and services.

“Indemnitee” has the meaning set forth in Section 11.1.

“Intellectual Property” means shall mean, without limitation, all patents, trademarks, trade names, service marks, service names, trade dress, logos, copyrights and domain names, and any registrations, applications and renewals for any of the foregoing, and all other intellectual property rights in inventions, trade secrets, manufacturing processes, technology, know-how, confidential and proprietary information, ideas, developments, drawings, specifications, bills of material, supplier lists, marketing information, sales and promotional information, business plans, computer software, plans, engineering notes and other documentation and tools that would allow an engineer of ordinary skill to maintain, enhance, and create derivative works processes, designs, and registrations and applications for registration therefore, model numbers, telephone numbers, web addresses, web sites, electronic records of drawings and tooling and other electronic engineering tools, and all other proprietary rights, in each case owned or licensed by such person or used in such person’s business.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, award, decree, other requirement or rule of law of any federal, state, local or foreign government or political subdivision thereof, or any arbitrator, court or tribunal of competent jurisdiction.

“Licensee” has the meaning set forth in the preamble.

“Licensor” has the meaning set forth in the preamble.

“Losses” means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Representatives” means a Party’s and its Affiliates’ employees, officers, directors, consultants and legal advisors.

“Term” has the meaning set forth in Section 12.1.

“Territory” means the Two American continents (North America and South America, including Central America. In addition, Licensee shall have the right to work with and sell to customers and contacts outside of the Territory as the Licensor and Licensee agree in good faith on a case-by-case basis. Specifically, but without limitation, the Licensee may work with customers outside of the Territory if the clients are personal contacts or introduced by personal contacts of the officers or directors of the Licensee or if first contact is made by the Licensee within the Territory and the client chooses to install the product outside of the Territory.

2.     Grant.

2.1     Scope of Grant. Subject to the terms and conditions of this Agreement, Licensor hereby irrevocably grants to Licensee during the Term a perpetual, exclusive right and license to the Manufacturing, Distribution and Sales Rights in the Territory.

2.2     Restrictions on Licensor. Licensor shall not grant others the Manufacturing, Distribution and Sales Rights in the Territory, and acknowledges that the Licensee may be operating and selling to customers in areas where Licensor is already operating.

2.3     Sublicensing. Licensor hereby grants to Licensee the right to grant sublicenses of any of its rights under this agreement in accordance with the terms of this Agreement, without consent or limitation.

2.4     Publicity. Licensee shall be responsible for the development all of its publicity and publications of advertising and marketing materials within the Territory related to the licenses granted hereunder. Licensor will be available to provide any consultation or information requested by Licensee related to publicity, but shall not have any approval rights over the content created by Licensee.

2.5     Trademarks. Licensee shall have the right to select and use Licensors’ trademarks and Intellectual Property to develop and create the products and services relating to the Manufacturing, Distribution and Sales Rights. Any improvements made to the Intellectual Property by the Licensee shall become the sole property of the Licensee, but will be made available for use by the Licensor.

3.     Payments.

3.1     Past Due Payments. The Licensor hereby waives the rights to any and all fees due under the 2017 License Agreement and forgives all royalty and license fees incurred by Licensee through the date hereof.

3.2     On the Effective Date and on the anniversary of each effective date for as long as this Agreement is in effect, Licensee shall pay to Licensor a fee of $1.00 annually.

3.3     Royalty. No further royalties shall be due to Licensor hereunder.

4.     Obligations of Licensor.

4.1     Initial Delivery of Information. Upon the execution of this Agreement, the Licensor shall deliver to the Licensee a comprehensive electronic file of all information related to the Manufacturing, Distribution and Sales Rights and the Licensor’s services and products (the “Licensed Information”). This shall include all patents and intellectual property owned by Licensor and Dave Vincent personally as listed on Schedule 3, engineering specifications and designs, drawings (in AutoCAD format if available), and all other technical information related to the Licensed Information. Such files shall be transferred in a form that is acceptable to both parties such as a thumb drive, via Dropbox, etc.

4.2    Delivery of Information. Licensor shall deliver to Licensee within a reasonable timeframe all updates to technology, including, without limitation, patents, design modifications and updates to the Licensed Information via any electronic method that is acceptable to both parties. Deliveries of additional Licensed Information shall occur as soon as practicable following perfection, but not more than thirty days following the perfection or completion of the improvement or additional Licensed Information.

4.3     Additional Deliveries. Each Party shall deliver any additional information to the other party upon reasonable written request.

4.4     Product Availability While Supply Chain is Developed by Licensee. For as long as Licensee is establishing its manufacturing operations in the United States, The Licensor agrees to provide its products using the following formula: audited material and labor cost plus attendant overhead plus 10% profit. The first three orders are to be exempt from overhead costs identified in the formula above and shall be provided at cost.

4.5     Ongoing Training. For as long as the Licensee is establishing is manufacturing operations within the United States or until such time as Licensee deems (at its sole discretion) that engineering and manufacturing support is no longer required, Vincent or the appropriate technical support staff from Licensor will offer services to the Licensee at their manufacturing facility in the United States. Travel (via coach class) and associated expenses shall be paid by the Licensee at cost.   The Licensor will absorb the labor cost for the first ten (10) man days of such training, after which the Licensee shall pay a labor rate of £250 per day (representing the Licensor’s cost). In addition, and for the duration of the Agreement, the Licensee may, at its expense, send staff to the Licensor’s facility to receive additional training. There will be no charge by Licensor for this training. Trainings in the US and the UK will be arranged at the mutual convenience of the parties and the parties agree to act in good faith to determine the timing, personnel requirements and duration of the trainings.

5.     Prosecution and Maintenance.

5.1     Infringement; Patent Protection and Maintenance. Licensor shall provide to Licensee all current and future patents filed by it or Vincent and shall be responsible for filing and maintaining all patents in the United Kingdom and European Union. Licensee has the right, but not the obligation, to file for any patent or intellectual property protection in the United States and shall bear the cost of doing so, but Licensor shall provide all data deemed necessary by Licensee’s counsel.

5.2     Third-Party Infringement.

(a)      Of the Licensed Information by others. Any party receiving notice of alleged infringement of any Manufacturing, Distribution and Sales Rights in the Territory shall promptly provide written notice to the other party of the alleged infringement and the Parties shall work together in good faith to consider the infringement and agree on a course of action. In the event that it is agreed to defend the technology or Licensed Information, then the Licensor and Licensee shall share the cost of doing so equally.

(b)     Alleged against the Licensee. Any party receiving notice from a third party of an alleged infringement claim against the Licensee regarding its use of the Licensed Information or other intellectual property shall promptly provide written notice to the other party of the alleged claim and the Parties shall work together in good faith to consider the infringement claim, decide whether or not to cease use of that technology, contest the claim or agree on another course of action. In the event that it is agreed to defend the technology, then the Licensor and Licensee shall share the cost of doing so equally.

6.     Compliance with Laws.

6.1     Marking. Licensee shall make its best efforts to comply with the patent, copyright and trademark marking provisions of each country in the Territory to which Licensee uses, markets or sells the Manufacturing, Distribution and Sales Rights.

6.2     Regulatory Clearance. Licensor shall reasonably cooperate with Licensee in obtaining any clearances from governmental agencies to use, market or sell the Manufacturing, Distribution and Sales Rights.

6.3     Recordation of License. Licensor shall record this Agreement as required by the laws of United States and any other countries as Licensee may request as a prerequisite to enforceability of this Agreement in the courts of such countries or for other reasons and any recordation fees, and related costs and expenses shall be at Licensee’s expense. The Licensor consents to the filing of this Agreement with the Securities and Exchange Commission.

7.     Confidentiality.

7.1     Confidentiality Obligations. Each party (the “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other party (the “Disclosing Party”). As a condition to being furnished with Confidential Information, the Receiving Party agrees, during the Term and all times thereafter, to:

(a)     not use the Disclosing Party’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and

(b)     maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 8.2, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:

(i)	have a “need to know” for purposes of the Receiving Party’s performance, or exercise of its rights with respect to such Confidential Information, under this Agreement;

(ii)	have been apprised of this restriction; and

(iii)

are themselves bound by written nondisclosure agreements at least as restrictive as those set forth in this Section 8, provided further that the Receiving Party shall be responsible for ensuring its Representatives’ compliance with, and shall be liable for any breach by its Representatives of, this Section 8.

The Receiving Party shall use reasonable care, at least as protective as the efforts it uses with respect to its own confidential information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby.

7.2    Exceptions. Notwithstanding anything to the contrary herein, Licensee shall be expressly permitted to reference this Agreement and the terms hereof in disclosure documents required by securities laws, and in other regulatory, administrative filings and public relations materials in the ordinary course of Licensee’s business, and in marketing materials relating to the Manufacturing, Distribution and Sales Rights, without consent of the Licensor. Additionally, if the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall:

(a)     provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under this Section 8; and

(b)     disclose only the portion of Confidential Information that it is legally required to furnish.

If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

8.     Representations; Warranties; Covenants.

8.1     Mutual Representations and Warranties. Each party represents and warrants to the other party that:

(a)     it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization or chartering;

(b)     it has, and throughout the Term shall retain, the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(c)     the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the party; and

(d)     when executed and delivered by such party, this Agreement shall constitute the legal, valid and binding obligation of that party, enforceable against that party in accordance with its terms.

8.2     Licensor’s Representations, Warranties, and Covenants. Licensor represents, warrants and covenants that:

(a)     Licensor is the sole and exclusive owner of the Manufacturing, Distribution and Sales Rights and has the right to grant Licensee the license granted under the Agreement, without any conflict or breach of any other material agreement or understanding between Licensor and any other entity;

(b)     it has, and throughout the Term, will retain the unconditional and irrevocable right, power and authority to grant the license hereunder;

(c)     neither its grant of the license, nor its performance of any of its obligations, under this Agreement does or will at any time during the Term:

(i)	conflict with or violate any applicable Law;

(ii)	require the consent, approval or authorization of any governmental or regulatory authority or other third party; or

(iii)	require the provision of any payment or other consideration to any third party.

(d)     it has not granted and will not grant any licenses or other contingent or non-contingent right, title or interest under or relating to the Manufacturing, Distribution and Sales Rights, or is or will be under any obligation, that does or will conflict with or otherwise affect this Agreement, including any of Licensor’s representations, warranties or obligations or Licensee’s rights or licenses hereunder;

(e)     there neither are nor at any time during the Term will be any encumbrances, liens or security interests involving any Manufacturing, Distribution and Sales Rights;

(f)     no prior agreements or other information exists that would adversely affect the validity, enforceability, term or scope of any Manufacturing, Distribution and Sales Rights;

(g)     it has no knowledge after reasonable investigation of any settled, pending or threatened litigation or re-examination, post-grant or inter partes review, interference, derivation, opposition, claim of invalidity or other claim or proceeding (including in the form of any offer to obtain a license):

(i)	alleging the invalidity, misuse, un-registrability, unenforceability or non-infringement of any Manufacturing, Distribution and Sales Rights;

(ii)	challenging Licensor’s ownership of, or right to practice or license, any Manufacturing, Distribution and Sales Rights, or alleging any adverse right, title or interest with respect thereto; or

(iii)

alleging that the practice of any Manufacturing, Distribution and Sales Rights or the making, using, offering to sell, sale or importation of any Manufacturing, Distribution and Sales Rights in the Territory does or would infringe, misappropriate or otherwise violate any patent, trade secret or other intellectual property of any third party.

(h)     it has no knowledge after reasonable investigation of any factual, legal or other reasonable basis for any litigation, claim or proceeding described in Section 9.2(g);

(i)     it has not received any written, oral or other notice of any litigation, claim or proceeding described in Section 9.2(g); and

(j)           it has not brought or threatened any claim against any third party alleging infringement of any Manufacturing, Distribution and Sales Rights, nor is any third party infringing or preparing or threatening to infringe any patent, or practicing any claim of any patent application, included as a Manufacturing, Distribution and Sales Rights; and

(k)     it will not assign these rights under this Agreement to any third party or successor company unless and until such third party and successor company agrees to the representations and warranties contained in this Agreement.

9.     Indemnification.

9.1     Mutual Indemnification. Each party shall indemnify, defend and hold harmless the other party and its officers, directors, employees, agents, successors and assigns (each, an “Indemnitee”) against all Losses arising out of or resulting from any third party claim, suit, action or proceeding related to or arising out of or resulting from the party’s breach of any representation, warranty, covenant or obligation under this Agreement (each an “Action”).

9.2     Indemnification by Licensor. In the event that Licensee is sue by a third party regarding the Licensed Information, Licensor agrees to indemnify Licensee from all litigation related to the use of the Licensed Information, including, specifically, the payment of any defense against third parties for intellectual property infringement or other liability.

9.3     Indemnification Procedure. The indemnified party shall promptly notify the indemnifying party in writing of any Action and cooperate with the indemnified party at the indemnifying party’s sole cost and expense. The indemnifying party shall immediately take control of the defense and investigation of the Action and shall employ counsel reasonably acceptable to indemnified party to handle and defend the same, at the indemnifying party’s sole cost and expense. The indemnifying party shall not settle any Action in a manner that adversely affects the rights of any indemnified party without the indemnified party’s prior written consent, which shall not be unreasonably withheld or delayed. The indemnified party’s failure to perform any obligations under this Section shall not relieve the indemnifying party of its obligation under this Section except to the extent that the indemnifying party can demonstrate that it has been prejudiced as a result of the failure. The indemnified party may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

10.     Term and Termination.

10.1    Term. This Agreement shall commence as of the Effective Date and, unless terminated earlier in accordance with this Section , the licenses granted hereunder shall be perpetual (the “Term”).

10.2    Termination.

(a)     Licensor may terminate this Agreement on written notice to Licensee if Licensee materially breaches Section 3.2 and Schedule 2 (the Payment terms) of this Agreement and such breach remains uncured for twenty (20) days after Licensee receives written notice thereof. The Licensor waives all amounts due through the date of this Agreement, as set forth in Section 3.1.

(b)     Licensee may terminate this Agreement at any time without cause, and without incurring any additional obligation, liability or penalty, by providing at least twenty (20) days’ prior written notice to Licensor.

(c)     Either party may terminate this Agreement by written notice to the other party if the other party:

(i)

becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within One Hundred Eighty (180) days or is not dismissed or vacated within One Hundred Eighty (180) days after filing; or

(ii)	has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

10.3   Effect of Termination. On termination of this Agreement, the Receiving Party shall (a) return to the Disclosing Party all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the Disclosing Party’s Confidential Information; (b) permanently erase the Disclosing Party’s Confidential Information from its computer systems and (c) certify in writing to the Disclosing Party that it has complied with the requirements of this Section.

10.4   Survival. The rights and obligations of the parties set forth in this Section 11.4 and Section 1 (Definitions), Section 8 (Confidentiality), Section 9 (Representations and Warranties), Section 10 (Indemnification), Section 11.3 (Effect of Termination), and Section 12 (Miscellaneous), and any right, obligation or required performance of the parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

11.     Miscellaneous.

11.1   Further Assurances. Each party shall, upon the request of the other party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

11.2   Independent Contractors. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture consolidation or other form of joint enterprise, employment or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

11.3   Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, sent by facsimile (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

If to Licensee, to:

Altitude International Inc

Attn: Bob Kanuth, CEO

515 E Las Olas Boulevard Suite 120,

Ste 120,

Fort Lauderdale,

FL 33301, USA

Tel:     (561)543-7381

Email: robert.kanuth@altitude-international.com

If to Licensor, to:

Sporting Edge UK Ltd

Attn: David Vincent

Unit J, Loddon Business Centre

Roentgen Road,

Basingstoke

RG24 8ng, UK

Tel: +44 1256 844484

email: dave.vincent@sportingedgeuk.com

11.4   Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.

Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Any Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

11.5   Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

11.6   Entire Agreement. This Agreement, together with all Schedules and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

11.7   Assignment. Licensee may freely assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance, under this Agreement without Licensor’s consent. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective permitted successors and assigns.

11.8   No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

11.9   Amendment; Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the waiving party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.10   Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

11.11   Governing Law; Submission to Jurisdiction.

(a)     This Agreement and all related documents, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of Florida, United States of America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Florida.

(b)     Any legal suit, action or proceeding arising out of or related to this Agreement or the licenses granted hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of Florida in each case located in the county of Miami-Dade, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court.

11.12   Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

11.13   Equitable Relief. Each party acknowledges that a breach by the other party of this Agreement may cause the non-breaching party irreparable harm, for which an award of damages would not be adequate compensation and agrees that, in the event of such a breach or threatened breach, the non-breaching party will be entitled to equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance and any other relief that may be available from any court, and the parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

11.14   Attorney Fees. In the event that any action, suit, or other legal or administrative proceeding is instituted or commenced by either party hereto against the other party arising out of or related to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and court costs from the non-prevailing party.

11.15   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (to which a signed PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

 [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has executed this License Agreement as of the date first above written.

LICENSEE:

Altitude International, Inc.

By:	/s/Bob Kanuth Name: Bob Kanuth Title: Chairman

LICENSOR:

Sporting Edge UK Ltd., Inc.

By:	___________________________________ Name: Dave Vincent Title: Managing Director

[Signature Page to License Agreement]

Schedule 1

IP relating to MANUFACTURING, DISTRIBUTION AND SALES rights

Licensee is authorized to utilize:

●

all Intellectual Property and Licensed Information owned by Sporting Edge UK Ltd. and/or David Vincent. This includes, without limitation, all designs, specifications, techniques, market intelligence and know-how related to the manufacture, distribution and sales of altitude chambers.

●	all Patents filed and Trademarks registered by Sporting Edge UK Ltd or to David Vincent.

Licensee is authorized to subcontract the manufacture, distribution and sale of products incorporating said IP without limitation or consent.

During the course of this agreement, all IP developed by the Licensee or the Licensor shall be made available to the other party at no cost on at least a quarterly basis. Such IP shall be considered to be jointly owned and available for perpetuity by both parties. Any improvements to the IP made by the Licensee shall remain the property of the Licensee.

Schedule 2

Schedule of Payments

Payment Terms:

The Licensee shall pay to the Licensor on the Effective Date and on each anniversary of the Effective Date hereafter, the sum of $1.00 annually.